AMENDMENT NO. 1 TO
               RECEIVABLES PURCHASE AGREEMENT

     This Amendment ("Amendment") is made on this 7th day of November, 1996 by and between Gaylord Container Corporation ("Seller") and Gaylord Receivables Corporation ("Purchaser") to that certain Receivables Purchase Agreement dated as of September 24, 1993 (the "Agreement").

     WHEREAS, Seller and Purchaser for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement. In the event of an inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control and supersede.

     2. Section 8.2 of the Agreement is hereby amended to add the following language to the existing provision:

          "In addition, if the Internal Revenue Service or PBGC files one or more tax or ERISA Liens against the assets of the Seller (including Receivables) then GRC shall not purchase any Receivables or Related Assets from Seller, unless any such Lein has been removed or GRC has made other arrangements with respect to such Leins, as a result of which in either case S&P has confirmed the rating of all then existing series of Investor Certificates."

     3. Except as modified herein, the terms of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              GAYLORD CONTAINER CORPORATION

                              By     /s/ Jeffrey B. Park
                                     -------------------------
                              Title  V.P. Corporate Controller
                                     -------------------------

                              GAYLORD RECEIVABLES CORPORATION

                              By     /s/ Cathie A. Curran
                                     ------------------------
                              Title  Treasurer
                                     ------------------------

     The foregoing Amendment is hereby consented to by the Trustee this ____ day of ______________, 1996, written consent and approval of the same having being received from the Majority Investors.

                              MANUFACTURERS AND TRADERS TRUST
                              COMPANY, as Trustee

                              By        _______________________________
                              Title     _______________________________


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                    CONSENT OF MAJORITY INVESTORS

To:  Manufactures and Traders Trust Company, as Trustee

Re:  Amendment to Receivables Purchase Agreement


     The undersigned, as holder of a majority of the Investors Certificates of the Gaylord Receivables Master Trust issued pursuant to the Pooling and Servicing Agreement dated as of September 24, 1993 among Gaylord Receivables Corporation, as Transferor, Gaylord Container Corporation as initial Servicer and Manufactures and Traders Trust Company as Trustee, hereby consents to and approves Amendment No. 1 (attached hereto) to the Receivables Purchase Agreement dated as of September 24, 1993 by and between Gaylord Container Corporation, as Seller, and Gaylord Receivables Corporation, as Purchaser.


Dated:    November 7, 1996

                              GAYLORD CONTAINER CORPORATION

                              By   /s/ Jeffrey B. Park
                                   -------------------------
                              Its: V.P. Corporate Controller
                                   -------------------------